EXHIBIT 10.5

UNIT PURCHASE AGREEMENT

dated as of March 1, 2018

by and among

IMAC HOLDINGS CORP., a Delaware corporation,

IMAC of ST. LOUIS LLC, a Missouri limited liability company

and

Doug Bouldin, Jon Ervin, Sandra Miller, and Matt Wallis,

certain Unitholders of IMAC of St. Louis LLC

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

INDEX OF EXHIBITS

Exhibit A – Form of Retention Agreements
Exhibit B – Working Capital Worksheet

-iii-

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of March 1, 2018, is by and among IMAC Holdings Corp., a Delaware corporation (“Holdings”), IMAC of St. Louis LLC, a Missouri limited liability company (the “Company”), Doug Bouldin, Jon Ervin, Sandra Miller, and Matt Wallis, certain Unitholders of the Company (collectively, the “Unitholders”). Certain capitalized terms used herein are defined in Section 8.12.

RECITALS

WHEREAS, as of the date of this Agreement, the outstanding membership interests in the Company consist of 100 units (the “Units” and those units of membership interests, the “Interests”);

WHEREAS, as of the date hereof, Holdings owns 36% of the outstanding Interests and the Unitholders own all of the remaining 64% of the outstanding Interests;

WHEREAS, the parties desire to enter into this Agreement to provide for the acquisition by Holdings of the Company through the purchase by Holdings from the Unitholders of the remaining Interests.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE UNIT PURCHASE

Section 1.1 Purchase and Sale of the Interests. Upon the terms and subject to the conditions of this Agreement, the Unitholders agrees to sell to Holdings, and Holdings agrees to purchase from the Unitholders, the Units at the Closing (the “Unit Purchase”). The purchase price for the Interests shall be equal to the dollar amount represented by 1.05 times the total Collections from payments at the IMAC Regeneration Centers of St. Louis on account of the Company’s regeneration-related services and associated products from June 1, 2017 to May 31, 2018 and shall be paid as a percentage or amount in the form as follows, subject to adjustment as provided in Section 1.4 and offset as provided in Section 5.3(c):

(a) Approximately $1,000,000 in the form of cash payable as selected by the individual Unitholders at the Closing (the “Cash Consideration”); and

(b) Excess amount over the Cash Consideration in the form of shares of common stock, par value $0.001 per share (the “Holdings Shares”), of Holdings (the “Stock Consideration” and, together with the Cash Consideration, the “Total Consideration”).

1

Payment of the Cash Consideration shall be made by wire transfer of immediately available funds to an account designated in writing by the Unitholders at least two Business Days prior to the Closing Date. Payment of the Stock Consideration shall be based on the gross price per share of the Holdings Shares received by Holdings (or otherwise calculable) in the last round of financing by Holdings of any of its shares of common stock, preferred stock or any other equity or equity-linked securities in a third-party financing transaction; provided, that, in the event an agreement or letter of intent for an initial public offering (which offering includes Holdings’ contemplated Regulation A+ exempt public offering under Title IV of the JOBS Act), is executed by Holdings establishing a valuation of Holdings and is actively in the process of being completed, the price shall not be less than the price per share of Holding Shares established (or calculable) in the agreement or letter of intent for such public offering.

Section 1.2 Closing. The closing of the Contemplated Transactions (the “Closing”) will take place at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, 15th Floor, New York, New York 10019, or at such other time, date or place as agreed to in writing by the parties hereto. At the Closing, the Unitholders will deliver to Holdings good and valid title to the Interests, free and clear of all Encumbrances, together with a certificate(s) for the Interests duly endorsed or accompanied by a power(s) duly endorsed in blank, with any required transfer stamps affixed thereto, against payment or delivery of the Total Consideration.

Section 1.3 Deposit. Concurrently with the execution and delivery of this Agreement, Holdings shall deposit the sum of $50,000 in cash as a down payment (together with any interest earned thereon, the “Deposit”) by payment to Company’s bank account (the “Bank”). The Deposit shall be held by the Bank pursuant to the terms of this Agreement. If the Closing occurs in accordance with the terms and provisions of this Agreement, the Deposit shall be paid to the Unitholders and credited against the Cash Consideration. If the Closing does not occur, the Deposit shall be held and delivered as provided in this Agreement. The Unitholders and Holdings acknowledge and agree that if Holdings does not terminate this Agreement as provided in Section 7.4, the Deposit will be deemed earned by the Unitholders and non-refundable to Holdings for any reason except as otherwise specifically set forth in this Agreement.

Section 1.4 Working Capital Adjustment.

(a) The Company and the Unitholders shall use commercially reasonable efforts to ensure that as of the close of business on the day prior to the Closing Date, the Company shall have Closing Date Working Capital in the amount of $75,000 (the “Working Capital Threshold”). By no later than two Business Days prior to the Closing Date, the Unitholders shall prepare, or cause to be prepared, in consultation with Holdings, and deliver to Holdings a statement (the “Estimated Closing Date Working Capital Statement”), which shall be subject to the prior review and approval of Holdings, setting forth the estimated Company Working Capital as of the close of business on the day prior to the Closing Date (the “Estimated Closing Date Working Capital”). The “Company Working Capital” shall be equal to the current assets minus the current liabilities of the Company (each as determined in accordance with GAAP and the working capital worksheet attached as Exhibit B hereto), including as a payable of the Company (i) any fees and out-of-pocket expenses incurred by the Company or the Unitholders (including fees and expenses of counsel and of any broker or finder), to be paid by the Company but which has not previously been paid by the Company, in connection with this Agreement or any of the other Transaction Documents or the consummation of any of the Contemplated Transactions, (ii) any liability for Taxes directly or indirectly arising out of or related to the consummation of any of the Contemplated Transactions and (iii) any liability for Transfer Taxes arising out of or related to any of the Contemplated Transactions and accrued or paid by the Company. The Estimated Closing Date Working Capital Statement shall fairly and accurately present the Estimated Closing Date Working Capital, determined in the manner set forth in the immediately preceding sentence. If the Estimated Closing Date Working Capital is less than the Working Capital Threshold, then the Cash Consideration payable on the Closing Date shall be reduced by the amount of such difference. If the Estimated Closing Date Working Capital is greater than the Working Capital Threshold, then the Cash Consideration payable on the Closing Date shall be increased by the amount of such excess.

2

(b) Within ninety (90) days after the Closing, Holdings shall prepare, or cause to be prepared, and deliver to the Unitholders a statement (the “Closing Date Working Capital Statement”) setting forth the actual Company Working Capital as of the close of business on the day prior to the Closing Date (the “Closing Date Working Capital”). The Closing Date Working Capital Statement shall fairly and accurately present the Closing Date Working Capital, determined in the manner set forth in the definition of Company Working Capital in Section 1.4(a).

(c) The Unitholders shall have a period of thirty (30) days after the date on which the Closing Date Working Capital Statement is delivered to them (the “Review Period”) to review the Closing Date Working Capital Statement. If the Unitholders objects to the calculation of the Closing Date Working Capital as set forth on such Closing Date Working Capital Statement, the Unitholders shall so inform Holdings in writing (the “Objection”) on or before the last day of the Review Period, setting forth in reasonable detail the basis of the Objection and the adjustments to the Closing Date Working Capital Statement which the Unitholders believes should be made. In the event that an Objection is not delivered to Holdings on or before the last day of the Review Period, the Unitholders shall be deemed to have agreed to the Closing Date Working Capital Statement. In the event that an Objection is delivered to Holdings on or before the last day of the Review Period, Holdings and the Unitholders shall attempt in good faith to reach an agreement with respect to any matters in dispute. If Holdings and the Unitholders are unable to resolve all of their differences within thirty (30) days after delivery of the Objection to Holdings, they shall refer their remaining differences to an independent public accountants as to which Holdings and the Unitholders shall mutually agree (the “WC Arbiter”). The WC Arbiter shall, based on those items as to which Holdings and the Unitholders have agreed and the WC Arbiter’s determination regarding those items in dispute, finally determine the Closing Date Working Capital; provided, however, that the Closing Date Working Capital as finally determined by the WC Arbiter shall not be less than the amount proposed by Holdings or greater than the amount proposed by the Unitholders. The WC Arbiter’s determination shall be set forth in writing and shall be conclusive and binding upon all parties hereto and may be entered as a final judgment in any court of competent jurisdiction. The non-prevailing party shall pay the fees of the WC Arbiter (unless the WC Arbiter otherwise determines), and each of Holdings and the Unitholders shall pay the fees and expenses of their own legal counsel, accountants and other Representatives. Each of the parties hereto shall make available to the WC Arbiter and each other party hereto all relevant books and records and any work papers (including those, if any, of the accountants of the Company) in its possession or readily obtainable by it relating to the Closing Date Working Capital, and all other items reasonably requested by the WC Arbiter and each other party hereto.

3

(d) The “Final Working Capital Amount” shall be (i) if no Objection is sent to Holdings prior to the end of the Review Period, the amount of Closing Date Working Capital set forth on the Closing Date Working Capital Statement delivered by Holdings, (ii) if an Objection is made but finally determined between Holdings and the Unitholders prior to referring any such dispute to a WC Arbiter, the amount of Closing Date Working Capital so finally determined between them; and (iii) if an Objection is sent to the WC Arbiter, the amount of Closing Date Working Capital finally determined by such WC Arbiter.

(e) If the Final Working Capital Amount is less than the Estimated Closing Date Working Capital, then Holdings shall offset against the Stock Consideration (by the forfeiture of Holdings Shares proportionally by the Unitholders) an amount equal to the difference between the Estimated Closing Date Working Capital and the Final Working Capital Amount. If the amount of such difference exceeds the amounts to be due (and not previously offset as provided herein), then any such excess shall be the obligation of the Unitholders and shall be paid to Holdings within ten (10) days after the determination of the Final Working Capital Amount.

(f) If the Final Working Capital Amount is greater than the Estimated Closing Date Working Capital, then the excess balance shall be paid by Holdings to the Unitholders within ten (10) days after the determination of the Final Working Capital Amount.

(g) Any amounts paid by a party pursuant to Section 1.4(e) or Section 1.4(f) will be treated as an adjustment to the Cash Consideration.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE

COMPANY AND THE UNITHOLDERS

Except as set forth in the Company’s disclosure schedule provided herewith (the “Company Disclosure Schedule”), the Company and the Unitholders hereby jointly and severally represent and warrant to Holdings, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 2.1 Organization, Etc. The Company is duly formed, validly existing and in good standing under the Laws of the State of Missouri and has all requisite limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. The Company is qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the Certificate of Formation of the Company (the “Certificate of Formation”), and Limited Liability Company Operating Agreement of the Company (the “Operating Agreement”), each as presently in effect, have been heretofore made available to Holdings. The Company is not in violation of any term or provision of the Certificate of Formation or Operating Agreement.

4

Section 2.2 Capitalization. The Company has _____ Units outstanding, 64% of which are owned of record and beneficially by the Unitholders, free and clear of all Encumbrances. No other securities of the Company are issued or outstanding. All outstanding Interests are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable securities Laws. Except as set forth in Section 2.2 of the Company Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for Units of the Company, (b) options, warrants or other rights to purchase or subscribe for Units of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any Units of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. The Unitholders have not granted any power of attorney or proxy with respect to any Units owned by them. As a result of the Contemplated Transactions, Holdings will acquire good, valid and marketable title to the Interests free and clear of all Encumbrances, other than those that may be created or incurred by Holdings.

Section 2.3 Subsidiaries. The Company does not have any subsidiaries or own any equity interest in any other Person.

Section 2.4 Authority Relative to this Agreement. The Company has all requisite limited liability company power and authority, and the Unitholders have all requisite right, power and authority, to execute and deliver the Transaction Documents to which it or they are a party, to perform its or their obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which the Company is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all required limited liability company action on the part of the Company, and no other limited liability company or other proceedings on the part of the Company are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it or they are a party will be, duly and validly executed and delivered by the Company and the Unitholders and, assuming this Agreement has been, and each of the other Transaction Documents to which it or they are a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it or they are a party will constitute, a legal, valid and binding obligation of each of the Company and the Unitholders, enforceable against each of the Company and the Unitholders in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Principles”).

5

Section 2.5 Consents and Approvals; No Violations. Except as set forth on Section 2.5 of the Company Disclosure Schedule, none of the execution or delivery of any of the Transaction Documents by the Company or the Unitholders, the performance by the Company or the Unitholders of any of their obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company or the Unitholders will (a) violate any provision of the Certificate of Formation or Operating Agreement, (b) require them to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any U.S. federal, state, local or foreign government, executive official thereof, governmental, administrative or regulatory authority, agency, body or commission, including any court of competent jurisdiction, domestic or foreign (each, a “Governmental Entity”), (c) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of the Company pursuant to, any of the terms, conditions or provisions of any Material Contract or Lease or any contract to which the Unitholders is a party or by which the Unitholders or any of their properties or assets are bound, or (d) violate any Law of any Governmental Entity applicable to the Company or the Unitholders or by which the Company or the Unitholders or any of their respective properties or assets are bound.

Section 2.6 Financial Statements. The Company has previously delivered or made available to Holdings true and complete copies of the following financial statements, each of which is included in Section 2.6 of the Company Disclosure Schedule: the balance sheet and related statements of income and retained earnings of the Company as of and for each of the years ended December 31, 2016 and December 31, 2017, each of which has been compiled by the Company’s independent registered public accounting firm (collectively, the “Company Financials”). Each of the Company Financials (i) has been prepared from, and is in accordance with, the books and records of the Company, (ii) does not deviate in any material respect from GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and, in the case of interim financial statements, normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)), and (iii) fairly presents in all material respects the financial position and results of operations of the Company as of the respective dates thereof and for the respective periods indicated therein (except that the unaudited financial statements do not contain footnotes and interim financial statements are subject to normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)).

Section 2.7 No Undisclosed Liabilities.

(a) The Company does not have any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), except as and to the extent specifically set forth, disclosed in, provided for, reflected in or otherwise described in the Company Financials or in Section 2.7(a) of the Company Disclosure Schedule, and except for those incurred in the ordinary course of business since January 1, 2017.

6

(b) Section 2.7(b) of the Company Disclosure Schedule sets forth all indebtedness of the Company for borrowed money.

Section 2.8 Absence of Certain Changes. Since December 31, 2016, except as set forth on Section 2.8 of the Company Disclosure Schedule, the Company has not (a) conducted business other than in the ordinary and usual course consistent with past practice, (b) suffered any Company Material Adverse Effect, (c) declared, set aside for payment or paid any dividend or other distribution (whether in cash, securities, property or any combination thereof) in respect of any Units, or redeemed or otherwise acquired any Units, (d) incurred any indebtedness for borrowed money or assumed, guaranteed or endorsed the obligations of any other Person, (e) acquired or Transferred or entered into a Contract to acquire or Transfer any assets outside the ordinary course of business, other than this Agreement, (f) created any Encumbrance on any of its properties or assets, (g) increased in any manner the rate or terms of compensation of any of its directors, officers or employees except for any increases for employees (other than the Unitholders) made in the ordinary course of business, (h) paid or agreed to pay any pension, retirement allowance or other material employee benefit not required by any existing Benefit Plan or Employee Arrangement, (i) entered into or amended any employment, bonus, severance or retirement Contract other than with employees (other than the Unitholders) in the ordinary course of business, (j) made or revoked any election relating to Taxes, (k) changed any methods of reporting income or deductions for U.S. federal income tax purposes, (l) made any capital expenditures, individually or in the aggregate, in excess of $10,000, (m) suffered any damage, destruction or loss (whether or not covered by insurance) to any of its material assets, (n) had any officer or key employee resign or terminate employment, or (o) settled or compromised any pending or threatened suit, action, proceeding or, other than in the ordinary course of business, claim.

Section 2.9 Compliance with Law. The Company is, and has been for the past three (3) years, in compliance in all material respects with all Laws applicable to it or any of its businesses, properties or assets, including, but not limited to, the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA) and all Missouri state medical practice acts and regulations of the state board of medical examiners and state board of nursing. The Company has not received notice from any Governmental Entity of any violation of any provision of any applicable Law that remains unresolved.

Section 2.10 Material Contracts.

(a) Section 2.10(a) of the Company Disclosure Schedule sets forth a list of all Contracts that are material to the Company to which it is a party or by which it or any of its properties or assets is bound, including (i) any employment Contract or other Contract for services that is not terminable at will without liability for any penalty or severance payment, (ii) any Contract involving annual payments or receipts by the Company of $50,000 or more with respect to any such Contract, (iii) any Contract with each of the 15 largest customers and 10 largest suppliers of the Company, which largest customers and suppliers shall be determined using revenues/payments by the Company during the year ended December 31, 2017 (respectively, the “Major Customers” and the “Major Suppliers” and, collectively, the “Major Customers and Suppliers”), (iv) any Contract containing an exclusivity provision that restricts any of the Company’s businesses or any Contract limiting its freedom to compete in any line of business, in any geographic area or with any Person, (v) any Contract providing for the borrowing or lending of money or any guarantee or, other than in the ordinary course of business, any indemnification of any third party, and (vi) any partnership or joint venture agreement (collectively, the “Material Contracts”). The Company has made available to Holdings true, correct and complete copies of all Material Contracts. The Company will not have any responsibilities, obligations or liabilities, contractual or otherwise, arising under any change of control provision of any Contract as a result of any of the Contemplated Transactions.

7

(b) Each of the Material Contracts constitutes the valid, legally binding and enforceable obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. Each Material Contract is in full force and effect.

(c) Except as set forth in Section 2.10(c) of the Company Disclosure Schedule, the Company is not in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by the Company or permit termination, modification or acceleration, of or under any of the Material Contracts and, to the Knowledge of the Company, no other party to any of the Material Contracts is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default in any material respect by such party, of or under any of the Material Contracts. The Company has not received a written notice or claim by any party to a Material Contract in respect of any breach or default thereunder that remains unresolved.

(d) Except as set forth in Section 2.10(d) of the Company Disclosure Schedule, the Company has not received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Company, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided under, any such Material Contract.

Section 2.11 Permits. The Company has all material permits, licenses, certificates of authority and other authorizations from all Governmental Entities necessary for the conduct of its business as presently conducted (the “Permits”) and is in compliance in all material respects with the terms of its Permits. All such Permits are in full force and effect, and the Company has not received written notice of any event, inquiry or proceeding that is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any Permit.

8

Section 2.12 Litigation. Except as set forth in Section 2.12 of the Company Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its properties by or before any Governmental Entity. The Company is not subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity. There is no action, suit, proceeding or investigation pending or, to Knowledge of the Company, threatened against any current or former officer, director, employee or consultant of any of the Company in his or her capacity as such. There is no action, suit or proceeding pending or, to the Knowledge of the Company, threatened against the Company or the Unitholders by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 2.13 Taxes. Except as set forth in Section 2.13 of the Company Disclosure Schedule:

(a) The Company has

(i) duly and timely filed, or caused to be filed, in accordance with applicable Law, all material Company Tax Returns, each of which is true, correct and complete in all material respects,

(ii) duly and timely paid in full, or caused to be paid in full, all Company Taxes reflected on such Company Tax Returns, and

(iii) properly accrued, in a manner that does not deviate in any material respect from GAAP, on its books and records a provision for the payment of all Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Tax period (or portion thereof) ending on or before the Closing Date.

(b) No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.

(c) No Company Tax Return has been filed, and no Company Tax has been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated U.S. federal income tax return). There is no circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6 (or similar provision of applicable Law), as result of a Tax sharing agreement or other Contract or by operation of Law) under which the Company is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale or asset of, or any activity conducted by, any other Person.

(d) The Company has complied in all material respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402 or similar provision of applicable Law).

9

(e) There is no Encumbrance for any Tax upon any asset or property of the Company, except for any statutory lien for any Tax not yet due.

(f) No audit, action, assessment, examination, hearing, inquiry or investigation is pending or, to the Knowledge of the Company, threatened with regard to the Company, any Company Tax or any Company Tax Return.

(g) The statute of limitations for any audit, action, assessment, examination, hearing, inquiry or investigation relating to any Company Tax or any Company Tax Return has not been modified, extended or waived.

(h) Any material assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Governmental Entities in accordance with applicable Law.

(i) No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened in writing to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.

(j) The Company is not a party to any agreement with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law).

(k) The Company is not a party to any Contract that results or could reasonably be expected to result in any amount that is not deductible under Code Section 280G or Code Section 404, or any similar provision of applicable Law.

(l) The Company does not have any “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable Law.

(m) No asset of the Company is required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).

(n) The Company is not and will not be required to include any item of income in, or exclude any item of deduction from, U.S. federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction, any prepaid amount, refund or credit.

(o) The Company is not and has not been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(p) The Company has not distributed securities of another Person and has not had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

10

(q) No election under Code Section 338 or any similar provision of applicable Law has been made or required to be made by or with respect to the Company.

Section 2.14 Title to Properties; Sufficiency of Assets.

(a) Except as set forth on Section 2.14(a) of the Company Disclosure Schedule, the Company has good, valid and marketable title to, or a valid leasehold or contractual interest in, all of the assets and properties (real and personal) which it owns or leases, and such assets and properties are owned or leased by it free and clear of all Encumbrances. Section 2.14(a) of the Company Disclosure Schedule contains a complete and correct list of all real property leased by the Company. The Company does not own and has never owned any real property. True, correct and complete copies of all lease agreements, including all amendments and modifications thereto, for all leased real property (the “Leases”) have been made available to Holdings. All rents due under the Leases have been paid. The Company enjoys undisturbed possession of its leased real properties and is in compliance in all material respects with the terms of the Leases, and all Leases are in full force and effect. Each Lease constitutes the valid, legally binding and enforceable obligation of the Company and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. No party to any Lease has given written notice to the Company or made a claim in writing against the Company in respect of any breach or default thereunder.

(b) All tangible personal property owned or leased by the Company is in good operating condition and repair, ordinary wear and tear excepted and subject to routine maintenance, and is suitable and adequate for the uses for which it is being used. Except as set forth on Section 2.14(b) of the Company Disclosure Schedule, the Company’s assets and properties (real, personal and intangible) include all material tangible and intangible assets, properties and rights necessary to conduct its businesses following the Closing Date in substantially the same manner as is currently conducted.

Section 2.15 Intellectual Property.

(a) All Intellectual Property owned or used by the Company in the conduct of its business as currently conducted is referred to as the “Company Intellectual Property.” Section 2.15(a) of the Company Disclosure Schedule identifies all of the following Company Intellectual Property: (i) Patents and applications therefor, the number, issue date, title and priority information for each country in which any such Patent has been issued, or the application number, date of filing, title and priority information for each country in which any such Patent application is pending; (ii) registered and unregistered Trademarks (excluding Internet domain names) and applications for registration of Trademarks, the registration or application number related thereto (and, if applicable, the class of goods or the description of the goods or services covered thereby), the countries of filing and the expiration date of each registration in each country in which a registration was issued; (iii) registered and unregistered Copyrights and applications for registration of Copyrights, the registration number and registration date, or the application number and application date, related thereto, and the countries of filing; and (iv) registered Internet domain names. All of the Company Intellectual Property, the registrations and applications for registration of which are set forth on Section 2.15(a) of the Company Disclosure Schedule, is valid and in full force and effect. To the Knowledge of the Company, all of the other rights within the Company Intellectual Property are valid and subsisting. All filings for the Company Intellectual Property are in good standing.

11

(b) The Company owns and has good and valid title to the Company Intellectual Property, free and clear of all Encumbrances. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the Company to conduct its business as such business is currently being conducted.

(c) Except as set forth on Section 2.15(c) of the Company Disclosure Schedule, the Company does not license any Intellectual Property (other than (i) widely available, commercial off-the-shelf third-party Software licensed to the Company on a non-exclusive basis or (ii) any open source Software, in the case of clauses (i) and (ii), as to which the Company is in compliance with the terms of the applicable license agreements and has made all payments required to be made thereunder) to or from any third party.

(d) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including any current or former employee of the Company.

(e) The Company has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, and, to the Knowledge of the Company, the Company is not infringing, misappropriating or making unlawful use of, any Intellectual Property owned by any third party. There are no actions, suits or proceedings that are pending or, to the Knowledge of the Company, threatened against the Company with respect to any infringement, misappropriation or unlawful use of any Intellectual Property owned or used by any third party.

Section 2.16 Insurance. The Company maintains policies of fire and casualty, liability and other forms of insurance, in such amounts, with such deductibles, covering against such risks and losses and with such reputable insurers, as are customary for businesses of a type and size, and with assets and properties, comparable to those of the businesses of the Company. Set forth on Section 2.16 of the Company Disclosure Schedule is a listing of each insurance policy maintained by the Company, setting forth the issuers, amounts, deductibles and coverages for each, and a description of all material claims under any insurance policy maintained by the Company at any time during the past three years. All such policies are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no pending claims under any of such policies.

Section 2.17 Environmental Matters.

(a) The operations of the Company are in compliance with, in all material respects, and have complied with, in all material respects, all applicable Environmental Laws.

12

(b) The Company does not have any material liability under any Environmental Law nor is it responsible for any material liability of any other Person under any Environmental Law, whether by Contract, by operation of Law or otherwise

(c) The Company has not received any written information request, notice or other communication from a Governmental Entity, and there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company, relating to any violation, or alleged violation of, or liability under, any Environmental Law or relating to any Hazardous Materials.

(d) For purposes of this Section 2.17, the following terms shall have the following meanings:

(i) “Environmental Laws” means all U.S. federal, state and local Laws of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, or (B) the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment.

(ii) “Hazardous Materials” means (A) petroleum and petroleum products, radioactive materials and friable asbestos; and (B) chemicals and other materials and substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any Environmental Law.

Section 2.18 Employee and Labor Matters. The Company is not a party to any collective bargaining or other labor union Contract applicable to Persons employed by it, no collective bargaining agreement is being negotiated by the Company, and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of the Company. Except as set forth in Section 2.18 of the Company Disclosure Schedule, (a) the Company is in compliance in all material respects with all applicable Laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (b) there are no charges with respect to or relating to the Company pending, or to the Knowledge of the Company, threatened by or before any Governmental Entity responsible for the prevention of unlawful or discriminatory employment practices or unfair labor practices, and (c) there is no strike, work stoppage, work slowdown, lockout, picketing, concerted refusal to work overtime, or other similar labor activity pending or, to the Knowledge of the Company, threatened against or involving the Company currently or within the last three years. All sums due for employee, consultant and independent contractor compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company. All individuals characterized and treated by the Company as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act or applicable state and local wage and hour Laws are properly classified.

13

Section 2.19 Employee Plans.

(a) Section 2.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of:

(i) all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to which the Company has any obligation or liability, contingent or otherwise (the “Benefit Plans”);

(ii) all current directors, officers and employees of the Company; and

(iii) all employment, consulting, termination, profit sharing, severance, change of control, individual compensation and indemnification agreements, and all bonus and other incentive compensation, deferred compensation, salary continuation, disability, severance, equity award, unit option, unit purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union and vacation agreements, policies and arrangements under which the Company has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of the Company (the “Employee Arrangements”).

(b) In respect of each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to Holdings: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; and (v) each written Employee Arrangement, and all amendments thereto.

(c) None of the Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and the Company does not have any obligation or liability (contingent or otherwise) in respect of any such plans.

(d) The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have either received a favorable determination, opinion or notification letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable U.S. Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan.

(e) All contributions and other payments required to have been made by the Company to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

14

(f) The Benefit Plans and Employee Arrangements have been maintained and administered in all material respects in accordance with their terms and applicable Laws.

(g) There are no pending or, to the Knowledge of the Company, threatened actions, claims, suits or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder) and, to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis for any of the foregoing.

(h) The Company does not have any obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment.

(i) Neither the execution and delivery of any of the Transaction Documents nor the consummation of any of the Contemplated Transactions will (i) result in any payment becoming due to any director, officer, employee, consultant or contractor (current, former or retired) of the Company, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as which may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code). No Benefit Plan or Employee Arrangement in effect immediately prior to the Closing Date would result, individually or in the aggregate (including as a result of this Agreement, any of the Transaction Documents or any of the Contemplated Transactions), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Each Benefit Plan or Employee Arrangement that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2007, or the date such Benefit Plan or Employee Arrangement was established, whichever date is later, through the date hereof.

(k) The Company has made available to Holdings a true, complete and correct list of the following (if applicable) for each current employee, consultant and contractor of the Company: base salary; any bonus obligations; immigration status; hire date; time-off balance; and pay rate.

Section 2.20 Brokers and Finders. None of the Company, the Unitholders or any of their respective Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which Holdings would be liable.

15

Section 2.21 Absence of Questionable Payments. None of the Company or the Unitholders or, to the Knowledge of the Company, any director, officer, employee, consultant or other Person acting on behalf of the Company has (a) used any Company funds for unlawful contributions, payments, gifts or expenditures, or (b) made any unlawful expenditures of Company funds relating to political activity to government officials or others. None of the Company or the Unitholders or, to the Knowledge of the Company, any director, officer, employee, consultant or other Person acting on behalf of the Company has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any unlawful contributions, payments, gifts, expenditures, money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for the Company, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty.

Section 2.22 Bank Accounts; Powers of Attorney. Section 2.22 of the Company Disclosure Schedule sets forth a true, complete and correct list showing: (a) all banks in which the Company maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the type of account, account number and the names of all signatories thereof and, with respect to each such safe deposit box, if any, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company, true, complete and correct copies of which have been made available to Holdings.

Section 2.23 Customers and Suppliers. There are no disputes between the Company, on the one hand, and any of the Major Customers and Suppliers, on the other hand, that relate to the operation of the business of the Company. Since December 31, 2016, none of the Major Customers and Suppliers has terminated, cancelled, not renewed or materially reduced, or notified the Company in writing of its intention to terminate, cancel, not renew or materially reduce, its relationship with the Company.

Section 2.24 Accounts Receivable. Except as set forth in Section 2.24 of the Company Disclosure Schedule, all accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business, are valid and enforceable, are collectible within 90 days in amounts not less than the amounts thereof carried on the books of the Company (except to the extent of the allowance for doubtful accounts shown on the Company Financials), and are not subject to set-off or counterclaim. Any allowances that the Company has established for doubtful accounts have been established on a basis consistent with past practice and do not deviate in any material respect from GAAP.

Section 2.25 Certain Transactions. Except as set forth on Section 2.25 of the Company Disclosure Schedule, none of the Unitholders, officers, directors or employees of the Company, or any of their respective Affiliates or any member of any such Person’s immediate family (for this purpose, “immediate family” means such Person’s spouse, parents, children and siblings), is presently a party to any Contract or transaction with the Company, including any Contract (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services in the foregoing capacities) any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a Unitholders, officer, director, trustee or partner.

16

Section 2.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, none of the Company, the Unitholders or any other Person makes any representations or warranties, and the Company and the Unitholders hereby disclaim any other representations or warranties, whether made by either of them or any officer, director, employee, agent or other Representative of the Company, the Unitholders or any other Person, with respect to this Agreement or any of the Contemplated Transactions. For the avoidance of doubt, the foregoing is not intended to limit the ability of a Holdings Indemnified Party to make a claim arising out, based upon or related to fraud and shall not be given any effect in the case of fraud.

Section 2.27 Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Company or the Unitholders in writing (including electronically) to Holdings or any of its Representatives for purposes of or in connection with any of the Transactions Documents or any of the Contemplated Transactions is true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information was provided.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Except as set forth in Holdings’ disclosure schedule provided herewith (the “Holdings Disclosure Schedule”), Holdings hereby represents and warrants to the Company and the Unitholders, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 3.1 Corporate Organization, Etc. Holdings is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets.

Section 3.2 Authority Relative to this Agreement. Holdings has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate action on the part of Holdings, and no other corporate or other proceedings on the part of Holdings are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by Holdings and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of Holdings, enforceable against it in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles.

17

Section 3.3 Capitalization of Holdings. The authorized capital stock of Holdings consists of _______ shares of the Holdings Shares and _____ shares of preferred stock, par value $0.001 per share. There are ______ shares of the Holding Shares, and no shares of preferred stock, issued and outstanding as of the date of this Agreement. Holdings has no outstanding stock options, warrants, rights or commitments to issue Holdings Shares or other equity securities and no outstanding securities convertible into or exchangeable for Holdings Shares or other equity securities. All outstanding shares of the Holdings Shares are validly issued and outstanding, fully paid and nonassessable.

Section 3.4 Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by Holdings, the performance by Holdings of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by Holdings will (a) violate any provision of the organizational or governing documents of Holdings, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except for such consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications which are listed in Section 3.3 of the Holdings Disclosure Schedule (the “Holdings Consents”), (c) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of Holdings pursuant to, any of the terms, conditions or provisions of any material Contract to which Holdings is a party or by which Holdings or any of its properties or assets is bound, or (d) violate any Law of any Governmental Entity applicable to Holdings or by which Holdings or any of its properties or assets is bound.

Section 3.5 Litigation. There is no action, suit or proceeding pending or, to the Knowledge of Holdings, threatened against Holdings by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 3.6 Brokers and Finders. Holdings has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which the Company or the Unitholders would be liable.

Section 3.7 Sufficient Funds. Holdings will have sufficient cash on hand to pay the Cash Consideration and consummate the Contemplated Transactions at the Closing.

18

Section 3.8 Validity of Shares. The _______ shares of Holdings Shares to be issued at the Closing pursuant to Section 1.1(b) hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable. Based in part on the representations and warranties of the Unitholders in this Agreement and assuming the accuracy thereof, the issuance of the Holdings Shares at the Closing pursuant to Section 1.1(b) will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

Section 3.9 No General Solicitation. In issuing the Holdings Shares hereunder, neither Holdings nor anyone acting on its behalf has offered to sell the Holdings Shares by any form of general solicitation or advertising.

Section 3.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Holdings nor any other Person makes any representations or warranties, and Holdings hereby disclaims any other representations or warranties, whether made by it or any officer, director, employee, agent or other Representative of Holdings or any other Person, with respect to this Agreement or any of the Contemplated Transactions. For the avoidance of doubt, the foregoing is not intended to limit the ability of a Unitholders Indemnified Party to make a claim arising out, based upon or related to fraud and shall not be given any effect in the case of fraud.

ARTICLE IV

COVENANTS

Section 4.1 Conduct of the Business of the Company Pending the Closing. Except as otherwise expressly provided by this Agreement or with the prior written consent of Holdings, during the period between the date of this Agreement and the Closing, the Company will, and the Unitholders will cause the Company to, conduct its business and operations in the ordinary and usual course of business, in substantially the same manner as heretofore conducted, and use commercially reasonable efforts consistent therewith to preserve intact its properties, assets and business organization, to keep available the services of its officers, employees, consultants and contractors and to maintain its business relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with it. Without limiting the generality of the foregoing, the Company will not, and the Unitholders will cause the Company not to, prior to the Closing, without the prior written consent of Holdings:

(a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, any (i) additional Units or other equity interests, or securities convertible into or exchangeable for any such Units or interests, or any rights, warrants or options to acquire any such Units or interests or other convertible or exchangeable securities, or (ii) other securities in respect of, in lieu of, or in substitution for, any Units or other equity interests outstanding on the date hereof;

(b) split, combine or reclassify any Units or other equity interests;

19

(c) declare or pay any dividend or distribution to any Person;

(d) redeem, purchase or otherwise acquire any outstanding Units or other equity interests;

(e) propose or adopt any amendment to any of its organizational or governing documents;

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) pledge or otherwise encumber any Units or other equity interests; (v) Transfer or permit to be Transferred any Units or other equity interests of the Company; or (vi) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon;

(g) (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, officers, employees, consultants or contractors, except for increases to employees (other than officers), consultants or contractors made in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any pension, retirement allowance or other benefit not required or permitted by any existing Benefit Plan or Employee Arrangement to any director, officer, employee, consultant or contractor, whether past or present, or (iii) adopt, enter into, terminate or amend any Benefit Plan or Employee Arrangement;

(h) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice;

(i) acquire (by merger, consolidation or acquisition of securities or assets) any corporation, partnership or other business organization or entity or division thereof or any equity interest therein;

(j) settle or compromise any pending or threatened suit, action, proceeding or, other than in the ordinary course of business consistent with past practice, claim;

(k) fail to comply in any material respect with any Law or Permit applicable to it or any of its assets or allow any Permit to lapse;

(l) sell, dispose of, permit to lapse or license any rights to any material Intellectual Property;

(m) change any of its banking or safe deposit arrangements;

(n) fail to maintain its books, accounts and records in the ordinary course on a basis consistent with prior years or make any change in the accounting principles, methods or practices used by it;

20

(o) amend, modify, waive any material provision of or terminate any Material Contract or enter into any Contract which, if entered into prior to the date hereof, would have been a Material Contract;

(p) make any capital expenditures in excess of $5,000 in the aggregate;

(q) satisfy, discharge, waive or settle any liabilities, other than in the ordinary course of business consistent with past practice;

(r) (i) fail to timely file any Tax Return that is due, (ii) file any amended Tax Return or claim for refund, (iii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (iv) make any Tax election, or (v) settle or compromise any Tax liability; or

(s) take, propose to take, or agree in writing or otherwise to take any of the actions described in this Section 4.1 or any action that would make any of the representations or warranties contained in this Agreement untrue, incomplete or incorrect in any material respect.

Section 4.2 Access to Information. From the date of this Agreement to the Closing, the Company will (a) give Holdings and its authorized Representatives reasonable access to all personnel, books, records, Contracts, customers, offices and other facilities and properties of the Company, (b) permit Holdings and its authorized Representatives to make such inspections thereof as Holdings may reasonably request and (c) cause the officers and employees of the Company to furnish Holdings with such financial and operating data and other information with respect to the business and operations of the Company as Holdings may from time to time reasonably request; provided, however, that all access under this Section 4.2 shall be conducted at a reasonable time, during normal business hours, on reasonable advance notice and in such a manner as not to interfere unreasonably with the operation of the business of the Company. Holdings shall be permitted to contact customers of the Company regarding such customers’ business relationships with the Company, and the Company will cooperate with Holdings in facilitating such contacts with its customers. No investigation under this Section 4.2 shall affect or be deemed to modify any of the representations or warranties made by the Company or the Unitholders in this Agreement.

Section 4.3 Disclosure Supplements. From time to time prior to the Closing, the Company will supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or of which the Company or the Unitholders becomes aware after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to complete or correct any information in the Company Disclosure Schedule or in any representation or warranty which has been rendered inaccurate thereby. No such supplement or amendment shall be given effect for purposes of determining the satisfaction of the conditions set forth in Article VI hereof.

Section 4.4 Consents and Approvals. Each of the parties hereto shall use its commercially reasonable efforts to obtain as promptly as practicable all consents, waivers, approvals, exemptions, licenses and authorizations required to be obtained from any Person or Governmental Entity in connection with the consummation of any of the Contemplated Transactions; provided, however, that no party is required to make any payment to any Person or Governmental Entity to obtain any consents, waivers, approvals, exemptions, licenses or authorizations.

21

Section 4.5 Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, registrations, submissions and notifications under the Laws of any jurisdiction to the extent necessary to consummate any of the Contemplated Transactions.

Section 4.6 Further Assurances.

(a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions.

(b) The Company and the Unitholders will use their commercially reasonable efforts to have employees of the Company identified by Holdings, if any, execute and deliver at will employment letters with the Company on terms and conditions acceptable to Holdings.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Acquisition Proposals. Neither the Company nor the Unitholders will, nor will either of them authorize or permit any officer, director, employee, consultant or contractor or any investment banker, attorney, accountant or other agent or Representative of the Company or the Unitholders acting on either of their behalf to, directly or indirectly, (a) solicit, initiate or intentionally encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, each of the Company and the Unitholders will, and will cause their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents and Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and will promptly inform Holdings of the receipt of any subsequent Acquisition Proposal. Each of the Company and the Unitholders will take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.1 of the obligations undertaken in this Section 5.1. “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the Contemplated Transactions) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale of Units or other equity interests or securities, (iii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition of all or any material portion of its assets in a single transaction or series of transactions; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

22

Section 5.2 Public Announcements. Each of Holdings, on the one hand, and the Company and the Unitholders, on the other hand, will consult with one another before issuing any press release or otherwise making any public statements in respect of any of the Contemplated Transactions, including the Unit Purchase, and will not issue any such press release or make any such public statement without the prior written consent of the other party; provided, however, that any party may at any time make disclosures regarding the Contemplated Transactions if it is advised by legal counsel that such disclosure is required under applicable Law or by a Governmental Entity, in which case the disclosing party will consult with the other parties hereto prior to such disclosure.

Section 5.3 Indemnification.

(a) Indemnification by the Unitholders. Subject to the other terms of this Section 5.3, the Unitholders will defend, indemnify and hold harmless Holdings, its Affiliates and each of Holdings’ and its Affiliates’ respective Representatives (collectively, the “Holdings Indemnified Parties”), from and against and in respect of any and all losses, liabilities, obligations, claims, actions, damages, judgments, penalties, fines, settlements and expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by any of the Holdings Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by the Company and/or the Unitholders in this Agreement, (ii) any breach of or failure to comply with any covenant or agreement made by the Company and/or the Unitholders in this Agreement, or (iii) any Company Taxes for any Tax period (or portion thereof) ending on or prior to the Closing Date, excluding 50% of any Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions. “Transfer Taxes” shall mean any transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees.

(b) Indemnification by Holdings. Subject to the other terms of this Section 5.3, Holdings will defend, indemnify and hold harmless the Unitholders, their respective Affiliates and each of the Unitholders’ and their respective Affiliates’ respective Representatives (collectively, the “Unitholders Indemnified Parties”) from and against and in respect of any and all Losses incurred by any of the Unitholders Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by Holdings in this Agreement, or (ii) any breach of or failure to comply with any covenant or agreement made by Holdings in this Agreement.

23

(c) Indemnification Procedure.

(i) The Person seeking indemnification under this Section 5.3 (the “Indemnified Party”) shall give to the party(ies) from whom indemnification is sought (the “Indemnifying Party”) prompt written notice of any third-party claim which may give rise to any indemnity obligation under this Section 5.3, and the Indemnifying Party will have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within 10 days of receipt of the Indemnified Party’s written notice; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. Failure of the Indemnified Party to give prompt notice shall not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party, it may do so at its sole cost and expense; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable judgment of counsel to the Indemnified Party, a conflict or potential conflict exists, or there are separate or additional defenses available to the Indemnified Party, that would make such separate representation advisable. If the Indemnifying Party declines to assume any such defense or fails to diligently pursue any such defense, then the Indemnifying Party will be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with investigating, defending, settling and/or otherwise dealing with such claim, including reasonable fees and disbursements of counsel. The parties hereto agree to cooperate with each other in connection with the defense of any such claim. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle, compromise, or consent to the entry of any judgment with respect to any such claim, unless such settlement, compromise or judgment (A) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof, (B) does not involve any remedies other than monetary damages, and (C) includes an unconditional release of the Indemnified Party and its Affiliates for all liability arising out of such claim and any related claim. The Indemnified Party will not, without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, settle, compromise, or consent to the entry of any judgment with respect to any such claim.

(ii) If an indemnification claim by any Indemnified Party is not disputed by the Indemnifying Party within 20 days after the Indemnifying Party’s having received written notice thereof, or has been resolved by a Law of a Governmental Entity, by a settlement of the indemnification claim in accordance with Section 5.3(c)(i), or by agreement of the Indemnified Party and the Indemnifying Party (any of the foregoing, a “Resolution”), then (A) in the case of indemnification under Section 5.3(b), Holdings will pay to the Unitholders Indemnified Party promptly following such Resolution an amount equal to the Losses of such Unitholders Indemnified Party as set forth in such Resolution, or (B) in the case of indemnification under Section 5.3(a), Holdings will offset against the Stock Consideration (by the forfeiture of Holdings Shares proportionally by the Unitholders) an amount equal to the Losses of the Holdings Indemnified Party as set forth in such Resolution; provided, that if the amount of such Losses exceeds the amounts to be due (and not previously offset as provided herein), then any such excess shall be the obligation of the Unitholders and shall be paid to such Holdings Indemnified Party promptly following such Resolution.

(d) Limitations.

(i) The foregoing indemnification obligations under Section 5.3(a)(i) and 5.3(b)(i) will survive the consummation of the Unit Purchase until the second anniversary of the Closing Date; provided, however, that the right to indemnification arising out of, based upon or related to any inaccuracy or breach of any of the representations or warranties contained in Sections 2.1, 2.13, 2.19, 2.2, 2.3, 2.4, 2.5, 2.20, 3.1, 3.2, 3.3, 3.5 and the first sentence of Section 2.14(a) will survive until 60 days after the expiration of the applicable statute of limitations, including any extensions thereof, and provided, further, that claims first asserted in writing within the applicable survival period will not thereafter be barred.

24

(ii) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 5.3(d)(ii)), the Unitholders will have no liability to the Holdings Indemnified Parties for indemnification claims brought under Section 5.3(a)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $25,000 in the aggregate, and then the Holdings Indemnified Parties will be entitled to recover all such amounts, including the original $25,000.

(iii) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Claims Cap), the maximum liability of the Unitholders for any and all Losses in respect of indemnification claims brought under Section 5.3(a)(i) shall be limited to an amount equal to $____________ (the “Claims Cap”).

(iv) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 5.3(d)(iv)), Holdings will have no liability to the Unitholders Indemnified Parties for indemnification claims brought under Section 5.3(b)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $25,000 in the aggregate, and then the Unitholders Indemnified Parties will be entitled to recover all such amounts, including the original $25,000.

(v) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Claims Cap), the maximum liability of Holdings for any and all Losses in respect of indemnification claims brought under Section 5.3(b)(i) shall be limited to an amount equal to the Claims Cap.

(vi) The right of an Indemnified Party to indemnification hereunder will not be affected by any investigation conducted, or any knowledge acquired (or capable or being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement.

(vii) For purposes of this Section 5.3, the terms “material” and “Company Material Adverse Effect”, as such terms are used in any representation or warranty contained in Article II or III, shall be disregarded and, for purposes of this Section 5.3, such representations and warranties shall be deemed to be not qualified by such terms.

25

(viii) In calculating the amount of Losses recoverable pursuant to this Section 5.3, the amount of such Losses shall be reduced by (A) any insurance proceeds actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (including the payment of a deductible with respect to the same and any premium increase directly attributable thereto), and (B) any recoveries actually received by the Indemnified Party from other Persons pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such payment. If any Losses for which indemnification payments have actually been received by the Indemnifying Party hereunder are subsequently reduced by any insurance payment or other recovery actually received from another Person, the Indemnified Party shall promptly remit the amount of such recovery to the applicable Indemnifying Party (up to the amount of the payment by the applicable Indemnifying Party, after deducting therefrom the full amount of the expenses incurred by such Indemnified Party (i) in procuring such recovery or (ii) in connection with such indemnification to the extent required to be, but which have not been, paid or reimbursed).

(ix) Following the Closing Date, the sole and exclusive remedy of the Holdings Indemnified Parties and the Unitholders Indemnified Parties for any of the matters set forth in this Section 5.3 shall be indemnification in accordance with this Section 5.3, except with respect to any claim arising out of, based upon or related to fraud or intentional misrepresentation, a breach of any of the covenants set forth in Section 5.5 or as otherwise provided in Section 8.8. Each Indemnified Party entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder, and the costs and expenses incurred in connection with such mitigation efforts shall be deemed Losses for purposes of this Section 5.3.

(e) The parties to this Agreement agree to treat any indemnity payment made pursuant to this Section 5.3 as an adjustment to the Total Consideration for U.S. federal, state and local income tax purposes.

Section 5.4 Notification of Certain Matters. From the date of this Agreement to the Closing, each of the Company and the Unitholders will give prompt notice to Holdings, and Holdings will give prompt notice to the Company and the Unitholders, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by it or them contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (b) any failure of the Company, the Unitholders or Holdings, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them hereunder, (c) any notice or other communication received from any third party alleging that the consent of such third party is or may be required in connection with any of the Contemplated Transactions, or (d) in the case of the Company, any facts or circumstances that could reasonably be expected to result in a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.4 will not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

26

Section 5.5 Non-Competition. As a material inducement to Holdings’ consummation of the Contemplated Transactions, including Holdings’ acquisition of the goodwill associated with the business of the Company, the Unitholders agree as follows:

(a) The Unitholders will not, for a period of three (3) years following the Closing Date (computed by excluding from such computation any time during which any of the Unitholders is found by a court of competent jurisdiction to have been in violation of any provision of this Section 5.5(a)) (the “Restricted Period”), directly or indirectly, for itself or on behalf of or in conjunction with any other Person, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner, advisor, or in any other capacity) any business that competes with the business of the Company (such business, the “Restricted Business”) in any Restricted Area, or at any time following the Closing Date make any use of any Company Intellectual Property other than in connection with the business of the Company. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the acquisition as a passive investment of not more than one percent (1%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter market.

(b) The Unitholders will not, for a period of three (3) years following the Closing Date (computed by excluding from such computation any time during which any of the Unitholders is found by a court of competent jurisdiction to have been in violation of any provision of this Section 5.5(b)), directly or indirectly, for itself or on behalf of or in conjunction with any other Person, (i) solicit or hire (or assist or encourage any other Person to solicit or hire), or otherwise interfere in any manner with the employment or consulting relationship of, any Person who is an employee or consultant of any of Holdings, the Company or any of Holdings’ other subsidiaries (each, a “Restricted Entity”), other than by general public advertisement or other such general solicitation not specifically targeted at any such Person, (ii) induce or request any customer of any Restricted Entity to reduce, cancel or terminate its business with a Restricted Entity or otherwise interfere in any manner in any Restricted Entity’s business relationship with any of its customers, or (iii) solicit or accept business from any customer of any Restricted Entity in connection with a Restricted Business. For purposes of this Section 5.5(b), a Person shall be deemed to be an employee, consultant or customer of any Restricted Entity if any such relationship existed or exists at any time (A) during the thirty (30) days prior to the execution of this Agreement or (B) after the Closing Date and during the operation of this provision, and any such Person shall cease to have the applicable status one year after the termination of any such relationship.

(c) The Unitholders agree that the foregoing covenants are reasonable with respect to their duration, geographic area and scope, to protect, among other things, Holdings’ acquisition of the goodwill associated with the business of the Company. If a judicial or arbitral determination is made that any provision of this Section 5.5 constitutes an unreasonable or otherwise unenforceable restriction against the Unitholders, then the provisions of this Section 5.5 shall be rendered void with respect to the Unitholders only to the extent such judicial or arbitral determination finds such provisions to be unenforceable. In that regard, any judicial or arbitral authority construing this Section 5.5 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 5.5 to the remaining business activities, time periods and/or geographical areas not so severed. Moreover, in the event that any provision, or the application thereof, of this Section 5.5 is determined not to be specifically enforceable, Holdings shall nevertheless be entitled to recover monetary damages as a result of the breach of such agreement.

27

(d) The Unitholders acknowledge that they have carefully read and considered the provisions of this Section 5.5. The Unitholders acknowledge that they have received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 5.5. The Unitholders also acknowledge and understand that these restrictions are reasonably necessary to protect interests of Holdings, including protection of the goodwill acquired, and the Unitholders acknowledge that such restrictions will not prevent them from conducting businesses that are not included in the Restricted Business set forth in this Section 5.5 during the periods covered by the restrictive covenants set forth in this Section 5.5. The Unitholders also acknowledge that the Contemplated Transactions constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 5.5.

Section 5.6 Tax Covenants.

(a) To the extent permitted under applicable Law, the Company and the Unitholders shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each Tax period relating to any Company Tax or Company Tax Return.

(b) To the extent not filed prior hereto, the Unitholders will prepare or cause to be prepared, in accordance with applicable Law and consistent with past practice of the Company, each Company Tax Return for each Pre-Closing Period. At least twenty (20) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), the Unitholders will deliver such Company Tax Return to Holdings. No later than five (5) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), Holdings may make reasonable changes and revisions to such Company Tax Return. The Unitholders will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for a Pre-Closing Period. At least three (3) days prior to the date on which a Company Tax Return (as reasonably revised by Holdings) for a Pre-Closing Period is due (after taking into account any valid extension), the Unitholders will pay to Holdings an amount equal to any Company Tax due with respect to such Company Tax Return, and Holdings will file such Company Tax Return.

(c) Holdings will prepare and file each Company Tax Return for any Post-Closing Period or any Straddle Period in accordance with applicable Law. At least twenty (20) days prior to the date on which a Company Tax Return for a Straddle Period is due (after taking into account any valid extension), Holdings will deliver such Company Tax Return to the Unitholders. No later than five (5) days prior to the date on which a Company Tax Return for any Straddle Period is due (after taking into account any valid extension), the Unitholders may make reasonable changes and revisions to such Company Tax Return. Holdings will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for any Straddle Period. At least three (3) days prior to the date on which such Company Tax Return (as reasonably revised by the Unitholders) for a Straddle Period is due (after taking into account any valid extension), the Unitholders will pay to Holdings an amount equal to the Company Tax on such Company Tax Return to the extent such Company Tax relates, as determined under Section 5.6(d), to the portion of such Straddle Period ending on and including the Closing Date.

28

(d) In the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date will (i) in the case of a Tax other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.

(e) Each party will promptly forward to the others a copy of all written communications from any Governmental Entity relating to any Company Tax or Company Tax Return for a Pre-Closing Period or Straddle Period. Upon reasonable request, each party will make available to the others all information, records and other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period. The parties will preserve all information, records and other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Period or Straddle Period until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period, the Unitholders will give to Holdings reasonable written notice and, to the extent Holdings so requests, the Unitholders will permit Holdings to take possession of all such information, records and documents. In addition, the parties will cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax for a Pre-Closing Period or Straddle Period and in connection with any audit, action, suit, claim or proceeding relating to any such Company Tax or Company Tax Return, and Holdings will have the right to control any such audit, action, suit, claim or proceeding. Nothing in this Section 5.6(e) will affect or limit any indemnity or similar provision or any representations, warranties or obligations of any of the parties. Each party will bear its own costs and expenses in complying with the provisions of this Section 5.6(e).

(f) Holdings and the Unitholders shall each be liable for and each shall pay when due fifty percent (50%) of all Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions. The party required by any applicable Law to file a Tax Return or other documentation with respect to such Transfer Taxes shall do so within the time period prescribed by Law, and the other party shall promptly reimburse such party for any Transfer Taxes for which the other party is responsible upon receipt of notice that such Transfer Taxes are payable. To the extent permitted by any applicable Law, the parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes.

29

(g) The Unitholders will not make or request a refund of any Company Tax or with respect to any Company Tax Return or amend any Company Tax Return, unless Holdings, in its reasonable discretion, consents in writing thereto. Holdings will not be obligated to seek or request any refund of any Company Tax or amend any Company Tax Return, unless Holdings is reimbursed for out-of-pocket costs incurred in preparing such Tax Return and Holdings determines in its reasonable discretion that neither Holdings nor any of its subsidiaries will be adversely impacted by filing such Tax Return.

(h) Any Tax sharing or similar agreement with respect to or involving the Company will be terminated as of the Closing Date, without liability to the Company, and will have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement will be cancelled as of the Closing Date, without any liability to the Company.

Section 5.7 Retention Agreements. Retention Agreements shall be executed at, and shall be a condition precedent for, Closing for each of Doug Bouldin and Sandra Miller (the “Employee Unitholders”) Under their Retention Agreements, the form of which is attached as Exhibit A hereto, the Employee Unitholders shall be entitled to receive a base salary. The Retention Agreements shall have a three (3) year term and provide for other terms customary for retention arrangements of other Holdings management; the final terms of which will be mutually agreed upon by both Holdings and each of the Employee Unitholders. No rights to employment will exist unless and until the Retention Agreements are executed and delivered.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE UNIT PURCHASE

Section 6.1 Conditions to Each Party’s Obligations to Effect the Unit Purchase. The respective obligations of each party to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

(a) Holdings, the Company and the Unitholders shall have timely obtained from each Governmental Entity all authorizations, approvals, licenses, permits, waivers and consents necessary for consummation of any of the Contemplated Transactions, as determined by Holdings.

(b) There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining, making illegal or otherwise preventing or prohibiting consummation of any of the Contemplated Transactions, or imposing any limitation on the operation or conduct of the business of the Company or Holdings after the Closing, and no Governmental Entity shall have instituted or threatened to institute any proceeding seeking any such Law.

30

(c) No action, suit or proceeding shall have been instituted or threatened against any of the parties hereto seeking to restrain, materially delay or prohibit, or to obtain substantial damages or other injunctive or other equitable relief with respect to, the consummation of any of the Contemplated Transactions.

Section 6.2 Conditions to the Obligation of Holdings. The obligation of Holdings to consummate the Contemplated Transactions is subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or part by Holdings to the extent permitted by applicable Law:

(a) The representations and warranties of the Company and of the Unitholders contained herein qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b) Each of the Company and the Unitholders shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by it or them prior to or at the time of the Closing.

(c) Since December 31, 2016, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect

(d) No action, suit or proceeding shall be pending or threatened against the Company.

(e) The Company and the Unitholders shall have delivered to Holdings certificates, dated the date of the Closing, signed by an executive officer of the Company and by the Unitholders, certifying as to the fulfillment of the conditions specified in Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(d).

(f) The Company Consents and the Holdings Consents shall have been obtained.

(g) Holdings shall have completed its due diligence investigation of the Company to the satisfaction of Holdings in its sole discretion.

(h) The Company shall have delivered to Holdings an income statement for the period of June 1, 2017 through May 31, 2018, which income statement shall be complete and correct and shall not deviate in any material respect from GAAP.

(i) The Retention Agreements shall have been executed and delivered by the Company and the Employee Unitholders.

31

(j) All proceedings of the Company and the Unitholders that are required in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to Holdings and its counsel, and Holdings and its counsel shall have received such evidence of any such proceedings, good standing certificates (if applicable), organizational and governing documents, certified if requested, as may be reasonably requested and is customary in transactions such as this one.

(k) The Unitholders shall have executed and delivered to Holdings a lock-up agreement, in customary form, with respect to restricting the sale or otherwise transfer of the Holding Shares for 180 days from the date of a prospectus for an initial public offering by Holdings, as and to the extent requested by the underwriter of such public offering.

(l) All agreements set forth on Section 6.2(l) of the Company Disclosure Schedule shall have been terminated, without any further liability or obligation of any of the Company thereunder, and shall cease to be of force or effect.

Section 6.3 Conditions to the Obligations of the Company and the Unitholders. The respective obligations of the Company and the Unitholders to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or in part by the Company or the Unitholders to the extent permitted by applicable Law:

(a) The representations and warranties of Holdings contained herein qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b) Holdings shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) Holdings shall have delivered to the Unitholders a certificate, dated the Closing Date, signed by an executive officer of Holdings, certifying as to the fulfillment of the conditions specified in Section 6.3(a) and Section 6.3(b).

Section 6.4 Closing Deliveries. At Closing, the following documents will be delivered, or caused to be delivered, to the parties as set forth in each subsection:

(a) The Employee Unitholders shall deliver to Holdings the Retention Agreements.

(b) Holdings shall deliver to the Unitholders stock certificates evidencing the Stock Consideration.

32

ARTICLE VII

TERMINATION

Section 7.1 Termination by Mutual Agreement. This Agreement may be terminated and the Unit Purchase may be abandoned at any time prior to the Closing, by mutual written consent of Holdings and the Unitholders.

Section 7.2 Termination by either Holdings or the Unitholders. This Agreement may be terminated and the Unit Purchase may be abandoned at any time prior to the Closing by Holdings or the Unitholders if:

(a) the Unit Purchase shall not have been consummated by December 1, 2018;

(b) any Law permanently restraining, enjoining or otherwise prohibiting or preventing consummation of the Unit Purchase shall become final and non-appealable; or

provided, however, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any party (and in the case of the Unitholders, including the Company) that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Unit Purchase to be consummated.

Section 7.3 Termination by the Unitholders. This Agreement may be terminated and the Unit Purchase may be abandoned at any time prior to the Closing by the Unitholders, if any representation of Holdings contained in this Agreement shall have been inaccurate, or Holdings shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 6.3(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by the Unitholders to Holdings thereof.

Section 7.4 Termination by Holdings. This Agreement may be terminated and the Unit Purchase may be abandoned at any time prior to the Closing by Holdings, if any representation of the Company and/or the Unitholders contained in this Agreement shall have been inaccurate, or the Company and/or the Unitholders shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 6.2(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by Holdings to the Unitholders thereof.

Section 7.5 Effect of Termination and Abandonment. In the event of the termination of this Agreement and the abandonment of the Unit Purchase pursuant to this Article VII, this Agreement (other than this Section 7.5, Section 5.2 and Article VIII) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, attorneys or other Representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement by such party.

33

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Entire Agreement; Assignment.

(a) This Agreement (including the exhibits hereto, the Holdings Disclosure Schedule and the Company Disclosure Schedule) constitutes the entire agreement among the parties hereto in respect of the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties in respect of the subject matter hereof.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company or the Unitholders, on the one hand, or Holdings, on the other hand, without the prior written consent of the other party(ies). Any assignment in violation of the preceding sentence shall be void.

Section 8.2 Notices. All notices, requests, demands, instructions and other documents and communications to be given under this Agreement shall be in writing and shall be deemed given (a) three (3) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile or email, provided that in the case of facsimile receipt is confirmed and in the case of e-mail the e-mail is not returned with an undeliverable, delayed or similar message, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a nationally recognized overnight courier service, and in each case, addressed to a party at the following address for such party:

if to Holdings, to:
IMAC Holdings Corp.
2725 James Sanders Blvd.
Paducah, Kentucky 42001
Attention: Mr. Jeff Ervin, Chief Executive Officer
Facsimile:
E-mail: jervin@imacrc.com

with a copy (which shall
not constitute notice) to:	Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
Attention: Spencer G. Feldman, Esq.
Facsimile: (212) 451-2222
Email: sfeldman@olshanlaw.com

if to the Company
or the Unitholders, to:	IMAC of St. Louis LLC
13353 Olive Blvd.
Chesterfield, Missouri 63017
Attention: Legal Dept. Fax:
Email: jeff@ozziesmithcenter.com

or to such other address, email address or facsimile number as the party to whom notice is given shall have previously furnished to the other parties in writing in the manner set forth above.

34

Section 8.3 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of law principles thereof to the extent that the application of the Laws of another jurisdiction would be required thereby. All actions, suits or proceedings arising out of or relating to this Agreement or any of the other Transaction Documents shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Delaware for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.2. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 8.4 Expenses. Except as otherwise provided by this Agreement, all fees and out-of-pocket expenses incurred in connection with this Agreement or any of the other Transaction Documents or the consummation of any of the Contemplated Transactions shall be paid by the party incurring the same.

Section 8.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 5.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

35

Section 8.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.8 Specific Performance. Notwithstanding Section 5.3(d)(ix), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent any breach or threatened of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

Section 8.10 Interpretation.

(a) The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns.

36

(b) The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the opening paragraph of this Agreement.

(c) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 8.11 Amendment and Modification; Waiver. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Holdings, the Company and the Unitholders. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 8.12 Definitions. As used herein,

“Affiliate” has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York generally are closed for regular banking business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collections” mean the gross selling price received by the Company from the sale of its regeneration-related services and associated products, less (a) normal or customary trade, cash, prompt payment and/or quantity discounts, (b) refunds, returns, claims or allowances, rebates and chargebacks, and (c) fees and commissions paid to third-party dealers, distributors and other selling agents (other than employees of the Company). A regeneration-related service or associated product is considered sold hereunder when paid for, if paid for before delivery, or when shipped or mailed or otherwise delivered. All sales shall be bona fide, arm’s-length transactions.

“Company Consents” means each of the consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications of or with each Governmental Entity or under or pursuant to each Contract listed in Section 2.5 of the Company Disclosure Schedule required to be made or obtained in connection with the execution or delivery of any of the Transaction Documents by the Company or the Unitholders, the performance by the Company or the Unitholders of any of its or their obligations thereunder, or the consummation of any of the Contemplated Transactions.

37

“Company Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition that, either individually or in the aggregate, (i) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of the Company, or (ii) prevents or materially impairs or delays the ability, or would reasonably be expected to prevent or materially impair or delay the ability, of the Company or the Unitholders to perform any of their respective obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions.

“Company Tax” means any Tax, if and to the extent that the Company is or may be potentially liable under applicable Law, under Contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6 (or similar provision of applicable Law), as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax.

“Company Tax Return” means any Tax Return filed or required to be filed with any Governmental Entity, if, in any manner or to any extent, relating to or inclusive of the Company or any Company Tax.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Unit Purchase.

“Contract” means any written or oral contract, agreement, license, lease, instrument or note that creates a legally binding obligation.

“Encumbrance” means any lien, encumbrance, security interest, claim, charge, surety, mortgage, option, pledge, easement, limitation or restriction (including on any right to vote or Transfer any asset or security) of any nature whatsoever.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Representations” means the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.13, 2.19, 2.20, 3.1, 3.2, 3.3, 3.5 and the first sentence of Section 2.14(a).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the periods involved.

38

“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, entity and business names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all computer programs and software (including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, but excluding off-the-shelf commercial or shrink-wrap software), databases and compilations (including any and all data and collections of data), and all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, all technology supporting any of the foregoing, and all documentation, including user manuals and other training documentation, related to any of the foregoing (collectively, “Software”), and (v) all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses and other works of authorship, and other tangible embodiments of the foregoing, in any form, and all related technology.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (i) in the case of the Company, of each of the Unitholders, (ii) in the case of the Unitholders, the Unitholders, and (ii) in the case of Holdings, Jeff Ervin and Anthony Bond.

“Law” means any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule, regulation, administrative interpretation, directive or other requirement of any Governmental Entity.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Post-Closing Period” means any Tax period beginning after the Closing Date.

“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, managers, consultants, advisors, accountants, attorneys, representatives and agents.

“Restricted Area” means the States of Kentucky, Missouri, Tennessee and Texas.

“Retention Agreements” mean the Retention Agreements between the Company and each of the Employee Unitholders in the form attached hereto as Exhibit A.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

39

“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including any net income, gross income, profits, gross receipts, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Entity or under applicable Law, together with any interest, penalties or any other additions or increases.

“Tax Return” means mean any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including any consolidated, combined or unitary return and any related or supporting information) with respect to Taxes.

“Transaction Documents” means this Agreement and the Retention Agreements.

“Transfer” means any sale, assignment, pledge, hypothecation or other disposition or Encumbrance.

“Treasury Regulations” means the regulations promulgated under the Code.

[Signature Page Follows]

40

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

IMAC HOLDINGS CORP.

By:	/s/ Jeff Ervin
Name:	Jeff Ervin
Title:	Chief Executive Officer

IMAC of ST. LOUIS LLC

By:	/s/ Jeff Ervin
Name:	Jeff Ervin
Title:	Chief Executive Officer

THE UNITHOLDERS:

/s/ Doug Bouldin
Doug Bouldin

/s/ Jon Ervin
Jon Ervin

/s/ Sandra Miller
Sandra Miller

/s/ Matt Wallis
Matt Wallis

41